Exhibit 99.1

FOR RELEASE THURSDAY, OCTOBER 31, 2013

Investor Contact:	Press Contact:

Steve Kunszabo	Diane Hockenberry
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
steve.kunszabo@iridium.com	diane.hockenberry@iridium.com

IRIDIUM ANNOUNCES THIRD-QUARTER 2013 RESULTS

MCLEAN, Va. – October 31, 2013 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the third quarter of 2013 and affirmed its recently updated full-year 2013 outlook. The Company also withdrew its long-range outlook as it continues to evaluate the impact of lower commercial equipment sales and commercial subscriber additions on its operating plan. Net income was $16.6 million, or $0.19 per diluted share, for the third quarter of 2013, as compared to $17.8 million, or $0.23 per diluted share, for the third quarter of 2012. Operational EBITDA (“OEBITDA”)(1) for the third quarter was $53.3 million, as compared to $57.6 million for the prior-year period, representing a year-over-year decline of 7 percent and an OEBITDA margin(1) of 53 percent. OEBITDA fell largely due to a decrease in equipment revenue and higher projected Iridium OpenPort® warranty-related costs.

Iridium reported third-quarter total revenue of $100.6 million, which consisted of $75.4 million of service revenue and $25.2 million of equipment, engineering and support revenue. Total revenue was unchanged versus the comparable period of 2012, while service revenue grew 6 percent from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 75 percent of total revenue for the third quarter of 2013 as compared to 71 percent in the year-ago period.

The Company ended the quarter with 655,000 total billable subscribers, which compares to 595,000 for the year-ago period and is up from 647,000 for the quarter ended June 30, 2013. Total billable subscribers grew 10 percent year-over-year, driven by strength in machine-to-machine (“M2M”) and commercial voice customers.

“We’re pleased to have recently closed on landmark services and support contracts with the U.S. Department of Defense, reaffirming the importance of Iridium’s solutions to our single biggest customer,” said Matt Desch, CEO, Iridium. “These agreements totaling $438 million over five years provide us with growing and predictable cash flow during the Iridium NEXT construction and launch period. Importantly, it gives our government subscribers stable, low-cost and more universal access to our network as their demand grows and they take full advantage of its capabilities. It’s an undeniable win-win as we look ahead to extending our more than decade-long relationship.”

Desch continued, “Our current network continues to be the best in the industry, and with the recent completion of the Critical Design Review for the entire Iridium NEXT satellite system, we remain on track and on budget for our first launch in about 15 months. This important milestone signifies a transition from the design phase to the fabrication and testing phase of our next-generation constellation. From here, we’ll embark on flight qualification and testing activities that will ultimately culminate in a ramp to full-scale satellite production by mid-2014. Despite strong progress in these critical areas, we’re still tackling challenges in a couple areas of our commercial business that caused us to further revise our outlook. We remain cautiously optimistic that our Iridium Pilot® product will rebound nicely in 2014, but are still bearing the costs and disruption of transitioning our maritime customers to an improved platform. And, while we’re maintaining our subscriber and revenue share in the handset business, this market has undoubtedly slowed down in the last few quarters. We benefit from a strong competitive position in this space, and will continue to develop innovative new products and services that capture incremental revenue.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 61 percent of the Company’s total revenue during the third quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $61.3 million, a 9 percent increase from last year’s comparable period, primarily supported by a gain in voice and M2M data customers.

•	Commercial voice and data subscribers increased 4 percent from the year-ago period to 345,000 customers. Commercial voice and data average revenue per user (“ARPU”) was $47 during the third quarter, a 2 percent year-over-year increase. Voice and data ARPU grew primarily due to higher recurring customer fees. Commercial M2M data subscribers grew 22 percent from the year-ago period to 259,000 customers. Commercial M2M data ARPU was $17 during the third quarter, versus $18 in last year’s comparable period.

•	Iridium’s commercial business ended the quarter with 604,000 billable subscribers, which compares to 546,000 for the prior-year quarter and is up from 596,000 for the quarter ended June 30, 2013. M2M data subscribers represented 43 percent of billable commercial subscribers, an increase from 39 percent at the end of the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company was recently awarded two Defense Information Systems Agency contracts, which include a $400 million, five-year, fixed-price agreement renewing its satellite communications services relationship and a $38 million deal to support and maintain the Department Of Defense’s dedicated gateway.

•	Government service revenue was $14.0 million, an 8 percent decrease from the prior-year period, driven by a 9 percent decline in voice and data subscribers, partially offset by 36 percent growth in M2M data customers.

•	Government voice and data ARPU was $135 during the third quarter, a 1 percent year-over-year decrease. Voice and data ARPU declined due to a higher mix of lower-priced Netted Iridium® subscribers. Government M2M data ARPU was $17 during the third quarter, versus $19 during last year’s comparable period.

•	Iridium’s government business ended the quarter with 51,000 billable subscribers, which compares to 49,000 for the prior-year quarter and is unchanged from the quarter ended June 30, 2013. M2M data subscribers increased 36 percent year-over-year and represented 37 percent of billable government subscribers, an increase from 29 percent at the end of the prior-year period.

Equipment

•	Equipment revenue was $20.3 million during the third quarter, a 23 percent year-over-year decrease. Revenue declined from the year-ago quarter primarily due to lower overall unit sales.

•	The Company’s equipment business will make a smaller contribution to consolidated operating results in 2013 than it did in 2012 largely as a result of lower overall unit sales.

Engineering & Support

•	Engineering and support revenue was $4.9 million during the third quarter, up 85 percent from the prior-year period, primarily resulting from an increased scope of work for ongoing government projects. As the Department of Defense continues to support upgrades to its dedicated gateway to prepare for Iridium NEXT, Iridium expects that its engineering and support revenue in 2013 will be significantly higher than 2012.

Capital expenditures were $111.8 million for the third quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT, and upgraded ground network infrastructure at its commercial gateway. The Company ended the third quarter with a cash and marketable securities balance of $270.3 million and gross debt of $936.3 million. Net debt was $585.0 million.

2013 and 2014 Outlook

The Company affirmed its recently updated full-year 2013 outlook for total billable subscriber growth, total service revenue growth and OEBITDA. Iridium also issued its preliminary outlook for full-year 2014 OEBITDA. The Company expects:

•	Total billable subscriber growth of approximately 10 percent for the full-year 2013

•	Total service revenue growth of approximately 6 percent for the full-year 2013

•	Full-year 2013 OEBITDA between $200 million and $205 million. OEBITDA for 2012 was $205.8 million.

•	Full-year 2014 OEBITDA will increase from full-year 2013 OEBITDA

	2013 & 2014 Outlook (October 21, 2013)	2013 & 2014 Outlook (October 31, 2013)
Total Billable Subscriber Growth	Approximately 10%	Affirmed
Total Service Revenue Growth	Approximately 6%	Affirmed
2013 Operational EBITDA (OEBITDA)	$200 million to $205 million	Affirmed
2014 Operational EBITDA (OEBITDA)	—	Increase from full-year 2013 OEBITDA

Long-Range Outlook

“While we withdrew certain elements of our long-range outlook today as we continue to evaluate the impact of lower commercial equipment sales and commercial subscriber additions on our operating plan, we remain confident in our future prospects,” said Tom Fitzpatrick, CFO, Iridium. “We compete in attractive and growing markets with high barriers to entry and have a strong competitive position across our business lines. In the M2M space, we believe our global, near real-time solutions will continue to support double-digit expansion for a market that still has significant upside in terms of device penetration. Our leadership in the commercial voice market is strong and defensible and we believe that new products will allow us to pick up additional revenue.”

Fitzpatrick added, “As for the maritime market, we’re working diligently to put our recent product issues behind us and continue to see a ramp back up to growth as we look ahead to 2014. We serve an important role in the value segment of this sector, and our partners are working closely with us to succeed here. Finally, we delivered on a groundbreaking U.S. government services contract, which provides us with growing and predictable cash flow from a customer that represents 20% of our total revenue. When we consider all of these attributes of our core business, along with the potential of our Aireon joint venture and Iridium PRIMESM hosted payload solution, our fundamental path for creating value remains solid despite these short-term challenges.”

Iridium withdrew certain elements of its long-range outlook as it continues to evaluate the impact of lower commercial equipment sales, lower commercial subscriber additions and the long-term revenue potential of its recently announced Iridium PRIME hosted payload initiative. The Company expects to issue its new outlook in early 2014 in conjunction with its fourth-quarter earnings results.

	Long-Range Outlook (August 2013)	Long-Range Outlook (October 2013)
Average Service Revenue Growth	8% to 10% per year between 2014 and 2015	Withdrawn
Operational EBITDA (OEBITDA) Margin	Between 55% and 60% in 2015	Withdrawn
Cash Taxes	Negligible cash taxes from 2013 to approximately 2020	Affirmed
Net Leverage	Approximately 6x at year-end 2015	Withdrawn
Rate of Deleveraging	0.5 to 1.0 multiple of OEBITDA per year beginning in 2016	Withdrawn

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company discloses Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), share-based compensation expenses, and the impact of purchase accounting. The Company also presents Operational EBITDA expressed as a percentage of revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), share-based compensation expenses, and the impact of purchase accounting, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Supplemental Reconciliation of GAAP Net Income to Operational EBITDA

	Iridium Communications Inc.
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands)
GAAP net income	$16,585	$17,839	$46,932	$47,920

Interest expense	142	—	381	91

Interest income	(699)	(400)	(2,216)	(679)

Income taxes	10,436	11,693	29,172	18,863
Depreciation and amortization	19,377	20,484	56,205	63,056
Iridium NEXT expenses, net	5,368	6,192	14,959	19,757
Share-based compensation	2,274	1,959	6,357	4,797
Non-cash purchase accounting	(157)	(122)	(528)	(312)

Operational EBITDA	$53,326	$57,645	$151,262	$153,493

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, October 31, 2013. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. A replay of the conference call will be available beginning Thursday, October 31, 2013 through Thursday, November 7, 2013 at Iridium’s Investor Relations webpage. Callers can also dial (855) 859-2056 (U.S. only) or (404) 537-3406, Access Code 30393684, for an audio replay of the conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ever-expanding ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total billable subscriber growth, total service revenue growth and OEBITDA for the full-year 2013; average service revenue growth, OEBITDA margin, cash taxes, net leverage and rate of deleveraging in the longer-term; the development of and timing for launch of Iridium NEXT; anticipated equipment revenue; expected revenue from Iridium’s new contracts with the U.S. Department of Defense; expected engineering and support revenue; sales of Iridium Pilot and the development and launch of, and expected revenue from, new products and services. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding increases in customer demand for Iridium’s products and services, including demand from the U.S. Government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation; the development of and transition to Iridium NEXT, including expanded capacity and features; and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (“the SEC”) on March 5, 2013, and the Company’s Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on October 31, 2013, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

###

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Three Months Ended September 30,		Non-Cash Purchase Accounting for the Three Months Ended September 30, (1)
	2013	2012	2013	2012
Revenue:
Service revenue
Commercial	$61,339	$56,171	$(93)	$(128)
Government	14,042	15,232	—	—

Total service revenue	75,381	71,403	(93)	(128)
Subscriber equipment	20,253	26,371	—
Engineering and support service	4,935	2,667	—	—

Total revenue	100,569	100,441	(93)	(128)

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	14,776	14,000	(259)	(259)
Cost of subscriber equipment sales	15,550	14,194	—	—
Research and development	3,125	3,623	—	—
Selling, general and administrative	18,290	16,452	9	9
Depreciation and amortization	19,377	20,484	12,853	15,004

Total operating expenses	71,118	68,753	12,603	14,754

Operating profit (loss)	29,451	31,688	(12,696)	(14,882)

Other (expense) income:
Interest income (expense), net	557	399	—	—
Undrawn credit facility fees	(1,886)	(2,488)	—	—
Other (expense) income, net	(1,101)	(67)	—	—

Total other (expense) income	(2,430)	(2,156)	—	—

Earnings (loss) before income taxes	27,021	29,532	(12,696)	(14,882)
Benefit from (provision for) income taxes	(10,436)	(11,693)	4,866	5,250

Net income (loss)	16,585	17,839	(7,830)	(9,632)
Series A Preferred Stock dividends	1,750	—	—	—

Net income attributable to common stockholders	$14,835	$17,839	$(7,830)	$(9,632)

Operational EBITDA	$53,326	$57,645

(1)	The impact of purchase accounting on the carrying value of inventory, favorable lease assets, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $0.2 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC's deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue into future periods. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization), which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense, which we expect will continue into future periods. The increase in favorable lease assets and related amortization thereof had the effect of increasing selling, general and administrative expense, which we expect will continue into future periods.

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Nine Months Ended September 30,		Non-Cash Purchase Accounting for the Nine Months Ended September 30, (1)
	2013	2012	2013	2012
Revenue:
Service revenue
Commercial	$172,035	$160,188	$(223)	$(355)
Government	43,534	46,548	—	—

Total service revenue	215,569	206,736	(223)	(355)
Subscriber equipment	57,399	71,825	—
Engineering and support service	11,474	12,675	—	—

Total revenue	284,442	291,236	(223)	(355)

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	43,458	47,991	(778)	(778)
Cost of subscriber equipment sales	39,563	40,828	—	—
Research and development	6,525	12,741	—	—
Selling, general and administrative	55,054	52,570	28	111
Depreciation and amortization	56,205	63,056	37,617	54,191

Total operating expenses	200,805	217,186	36,867	53,524

Operating profit (loss)	83,637	74,050	(37,090)	(53,879)

Other (expense) income:
Interest income (expense), net	1,835	588	—	—
Undrawn credit facility fees	(6,002)	(7,849)	—	—
Other (expense) income, net	(3,366)	(6)	—	—

Total other (expense) income	(7,533)	(7,267)	—	—

Earnings (loss) before income taxes	76,104	66,783	(37,090)	(53,879)
Benefit from (provision for) income taxes	(29,172)	(18,863)	14,217	19,273

Net income (loss)	46,932	47,920	(22,873)	(34,606)
Series A Preferred Stock dividends	5,250	—	—	—

Net income attributable to common stockholders	$41,682	$47,920	$(22,873)	$(34,606)

Operational EBITDA	$151,262	$153,493

(1)	The impact of purchase accounting on the carrying value of inventory, favorable lease assets, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $0.2 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue into future periods. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization), which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense, which we expect will continue into future periods. The increase in favorable lease assets and related amortization thereof had the effect of increasing selling, general and administrative expense, which we expect will continue into future periods.

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2013	2012		2013	2012
	(In thousands)			(In thousands)
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice and data	$48,532	$45,236	7%	$135,625	$129,859	4%
M2M data(2)	12,807	10,935	17%	36,410	30,329	20%

Total commercial voice and M2M data service	61,339	56,171	9%	172,035	160,188	7%
Government(3)
Voice and M2M data service
Voice and data	13,086	14,472	-10%	40,738	44,443	-8%
M2M data	956	760	26%	2,796	2,105	33%

Total government voice and M2M data service	14,042	15,232	-8%	43,534	46,548	-6%

Total service revenue	75,381	71,403	6%	215,569	206,736	4%

Subscriber equipment	20,253	26,371	-23%	57,399	71,825	-20%

Engineering and support(4)
Government	4,627	2,318	100%	9,984	11,327	-12%
Commercial	308	349	-12%	1,490	1,348	11%

Total engineering and support	4,935	2,667	85%	11,474	12,675	-9%

Total Revenue	$100,569	$100,441	0%	$284,442	$291,236	-2%

Operational EBITDA
Operational EBITDA	$53,326	$57,645	-7%	$151,262	$153,493	-1%

Other
Capital expenditures(5)	$111,757	$69,430		$263,445	$221,343

Net debt(6)	$584,968	$345,323

Cash, cash equivalents, and marketable securities	$270,322	$189,399

Credit Facility	$936,290	$588,938

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.

(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.

(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.

(4)	Engineering and support includes maintenance services to the U.S. government's dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.

(5)	Capital expenditures based on cash spent in the respective period.

(6)	Net debt is calculated by taking the sum of the short term and long term debt less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

	As of September 30,		% Change
	2013	2012
	(In thousands, except ARPU)
Billable Subscribers (1)
Commercial
Voice and M2M data service
Voice and data	345	333	4%
M2M data	259	213	22%

Total commercial voice and M2M data service	604	546	11%
Government
Voice and M2M data service
Voice and data	32	35	-9%
M2M data	19	14	36%

Total government voice and M2M data service	51	49	4%

Total billable subscribers	655	595	10%

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2013	2012		2013	2012
	(In thousands, except ARPU)			(In thousands, except ARPU)
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice and data	2	7	-71%	13	26	-50%
M2M data	6	11	-45%	31	45	-31%

Total commercial voice and M2M data service	8	18	-56%	44	71	-38%
Government
Voice and M2M data service
Voice and data	(1)	(1)	0%	(4)	(2)	100%
M2M data	1	2	-50%	4	3	33%

Total government voice and M2M data service	—	1	-100%	—	1	-100%

Total billable subscribers	8	19	-58%	44	72	-39%

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2013	2012		2013	2012
ARPU(2)
Commercial
Voice and data	$47	$46	2%	$46	$45	2%
M2M data	$17	$18	-6%	$18	$18	0%
Government
Voice and data	$135	$136	-1%	$136	$137	-1%
M2M data	$17	$19	-11%	$19	$19	0%

(1)	Subscribers as of the end of the respective period.

(2)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period.